Exhibit 10.53

May 20, 2016

Kevin Young
1100 Oak Mirage Place
Westlake Village, CA 91362

Dear Kevin,

I am very pleased to welcome you to your new role as Gilead’s Chief Operating Officer effective May 24, 2016. I am looking forward to partnering with you as we move Gilead forward. In accordance with this opportunity, the key employment terms are outlined below:

Your salary on an annualized basis will be $1,050,000, less taxes, payable bi-weekly.

(i) Stock Option Grant. Subject to the approval of the Compensation Committee, you will be granted $1,750,000 in stock options under the Gilead Sciences, Inc. 2004 Equity Incentive Plan to purchase shares of Gilead Sciences, Inc. (‘Gilead”) common stock with an exercise price equal to the fair market value of Gilead common stock at the time of grant. The actual number of stock options you receive will be based on the 30-day fair market value average as of the first of the month in which your grant is approved. The exercise price for your stock options will be no less than the fair market value per share of Gilead Sciences, Inc. common stock on the grant date. The fair market value per share for that date will be determined in accordance with the provisions of the Plan in effect for your grant. You will be notified of the details after your options have been granted. Your options will vest and become exercisable for 25% of the option shares upon your completion of one year of employment with Gilead, measured from the grant date, and will vest and become exercisable for the balance of the option shares in a series of successive equal quarterly installments upon your completion of each successive three-month period of continued employment with Gilead over the next three years. The options will have a maximum term of ten years, subject to earlier termination following your cessation of employment.

(ii) Restricted Stock Units. Subject to the approval of the Compensation Committee, you will also be awarded $1,750,000 in restricted stock units under the Plan at the same time your stock option grant is made. Your restricted stock units will be performance-based which means that you will not vest in those units unless (i) you attain the performance goals established for you within the first 30 days of your accepting this new role and (ii) you continue in Gilead's employ until the completion of the applicable performance period, subject to pro-rated vesting in the event of your death or permanent disability. The performance period for each of your goals will be set at the time the goal is established and approved by the Compensation Committee, and the combined performance period for all of your goals will usually not exceed five years. To the extent a performance goal is not attained within the established performance period for that goal, the restricted stock units tied to that performance goal will be forfeited. For each restricted stock unit which vests in accordance with such vesting provisions, you will receive one share of Gilead common stock following the completion of the applicable performance period and the Compensation Committee's certification of the attained performance goals. However, the issuance of those vested shares will be subject to Gilead’s collection of the applicable withholding taxes.

Exhibit 10.53

You will continue to be eligible to participate in an annual corporate bonus program based on individual and company performance. Your target bonus will be 95% of annual salary, less taxes. The actual payout can range from 0% to 150% of this target based on your performance against your annual goals and objectives, as well as the company’s overall performance. Your year-end bonus will be pro-rated to reflect the time served at each target bonus level.

You will also continue participating in Gilead's equity award program under which you will be considered for annual awards in the combined form of stock option grants and performance stock unit awards.

Also as part of your employment arrangement, we will provide air transportation associated with your commuting to and from Los Angeles.

The effective date of your new role will be May 24, 2016. I am very excited about you taking on this role and look forward to your continued contributions to Gilead’s long-term success.

Sincerely,

/s/ John F. Milligan
John Milligan
President and CEO

Signature: _/s/ Kevin Young_______________

Date: __5-22-2016_______________________